Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") dated as of February 28, 2022 is by and between Craig J. Aniszewski ("Executive") and Summit Hotel Properties, Inc., a Maryland corporation (the "Company").

WHEREAS, the Company and Executive have entered into an Employment Agreement dated as of May 28, 2014 ("Employment Agreement");

WHEREAS, Executive shall retire and resign as an employee and officer of the Company and all entities related to the Company, and also retire and resign as an officer, director, manager or similar functionary of all entities related to the Company, effective as of March 1, 2022 (the "Termination Date"); and

WHEREAS, the parties agree that Executive's retirement and separation from employment is the result of a mutual agreement between Executive and the Company.

NOW, THEREFORE, Executive and the Company agree to enter into this Agreement setting forth their respective obligations related to Executive's separation as follows:

1.      Separation of Employment.  Effective as of the Termination Date, Executive resigns as an employee and officer of the Company and all entities related to the Company, and as an officer, director, manager or similar functionary of all entities related to the Company.  The Company and Executive hereby waive any rights to prior notification of the termination of Executive’s employment.

2.      Special Compensation and Benefits.

(a)      Executive was awarded a total of 191,865 shares of common stock under Stock Award Agreements (Performance-Based Shares) dated March 7, 2019, March 7, 2020 and March 8, 2021 (collectively the “Performance Awards”) and a total of 127,910 shares of common stock under Stock Award Agreements (Service-Based Shares) dated March 7, 2019, March 7, 2020 and March 8, 2021 (collectively the “Service Awards”).

Executive shall be entitled to earn Performance Based Shares determined in accordance with the methodology, provisions, terms and conditions set forth in the Performance Awards (except for the requirement for continuous employment, which shall not apply), with any earned amounts vesting at the times specified therein.

Executive’s interest in any shares of common stock granted under the Service Awards that are outstanding and that have not yet vested as of the Termination Date, shall automatically vest and become non-forfeitable on the Termination Date.

(b)      The Executive shall be paid for all accrued by unused paid vacation in the amount of $6,124.87, less all applicable federal, state and local taxes and withholding.

(c)      The Company shall reimburse the Executive for premiums paid by the Executive for COBRA coverage under the Company’s group health plan for the Executive and the Executive’s eligible dependents for coverage from the Termination Date through December 31, 2022.

(d)      Except as expressly provided in this Agreement, as of the Termination Date, neither the Company nor any of its affiliates shall have any obligation to Executive arising out of the Employment Agreement.

3.      General Release by Executive.  In return for the accelerated vesting of the Service Awards and other consideration provided herein (the “Consideration”), Executive agrees to the following:

Executive agrees, on behalf of himself and all of his heirs or personal representatives, to release the Company and all of its subsidiaries, affiliates, predecessors and successors, and all of their present or former officers, directors, managers, representatives, employees, agents, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs (collectively, the "Company Released Parties"), from any and all claims for relief of any kind, whether known to Executive or unknown, which in any way arise out of or relate to Executive's employment at the Company or any of the other Company Released Parties, the separation of his employment at the Company or any of the other Company Released Parties, any agreements between the Company or any of the other Company Released Parties and Executive, including but not limited to the Employment Agreement, and concerning any facts or events occurring at any time up to the Effective Date, including, but not limited to, any and all claims of discrimination, retaliation or wrongful discharge of any kind, and any contractual, tort or other common law claims.  This settlement and waiver includes all such claims, whether for breach of contract, quasi-contract, implied contract, quantum meruit, unjust enrichment, compensation, deferred compensation, equity interest, any tort claims, including without limitation fraud and misrepresentation, and any and all claims under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, or under any applicable state or local laws or ordinances or any other legal restrictions on the Company's rights, including Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code.

Executive further agrees not to file a suit of any kind against the Company or any of the other Company Released Parties relating to his employment at the Company or any of the other Company Released Parties, the separation thereof, any agreements between the Company or any of other the Company Released Parties and Executive, including but not limited to the Employment Agreement, or any facts or events occurring at any time up to the Effective Date, or to participate voluntarily in any employment-related claim brought by any other party against the Company or any of the other Company Released Parties.  Even if a court rules that Executive may file a lawsuit against the Company or any of the other Company Released Parties arising from Executive's employment at the Company or any of the other Company Released Parties, the separation thereof, or any facts or events occurring at any time up to the Effective Date, Executive agrees not to accept any money damages or any other relief in connection with any such lawsuit.  Executive understands that this Agreement effectively waives any right he might have to sue the Company or any of the other Company Released Parties for any claim arising out of Executive's employment at the Company or any of the other Company Released Parties, any agreements between the Company or any of the other Company Released Parties and Executive, including but not limited to the Employment Agreement, or the separation of Executive's employment.  However, Executive recognizes and understands that this release does not prohibit him from filing an administrative charge with any state or federal agency.

Further, this release does not waive Executive's rights to enforce this Agreement.  In addition, this release does not give up Executive's rights, if any, to rights that the Executive has a terminated employee under employee benefit plans of the Company, including the right to continued health plan coverage under Section 4980B of the Internal Revenue Code and vested benefits under the Company’s 401(k) plan or COBRA benefits under the Company's standard benefit programs applicable to Executive.  Further, this release does not waive Executive's rights to vested equity interests, vested 401(k) or pension monies or Executive's rights to indemnification under the Company's charter or bylaws or the Indemnification Agreement, dated as of February 14, 2011, between Executive and the Company.

4.      Restrictive Covenants and Miscellaneous Provisions.

(a)      Executive confirms that, while he understands that he has had such an obligation since he began his employment with the Company or any of the other Company Released Parties, he shall not disclose any of the trade secrets or other Confidential Company Information (as defined in the Employment Agreement) of the Company or any of the other Company Released Parties and shall not make use of such trade secrets or Confidential Company Information in any fashion at any time, including in any future employment, work or business.

(b)      Executive agrees to comply at all times after the date hereof with the provisions of the Employment Agreement that survive his termination of employment.  Without limitation, Executive acknowledges and agrees that Section 15 of the Employment Agreement (i) prohibits Executive until the first anniversary of the Termination Date from, among other things, (x) engaging in certain activities (as defined in the Employment Agreement), and (y) encouraging, soliciting or inducing any employee of the Company to terminate such person's employment, and (ii) shall survive the separation of his employment, regardless of the separation reason, and shall survive the execution of this Agreement.

(c)      Executive understands and agrees that the Company shall have the right to and may sue him for breach of this Agreement if he violates the provisions of the Employment Agreement or this Agreement.  Executive further acknowledges that but for his agreements to comply with his obligations described in this Agreement and the Employment Agreement, the Company would not provide him with the compensation, benefits and consideration set forth herein.

(d)      This Agreement does not constitute an admission of any kind by the Company but is simply an accommodation that offers the Executive the Consideration (which provides additional benefits he would not otherwise be entitled to receive) in return for his agreeing to, signing and not revoking this document.

(e)      Executive agrees not to make any statements that disparage the reputation of the Company or any of the other Company Released Parties, or their properties or services.  Executive agrees that any breach or violation of this non-disparagement provision shall entitle the Company to sue him on this Agreement for the immediate recovery of any damages caused by such breach.  The provisions of this Section 4(e) shall survive the termination of Executive's employment, regardless of the separation reason, and shall survive the execution of this Agreement.  Nothing herein shall prevent Executive from providing truthful testimony under oath or to a government agency.

(f)      All payments and benefits under this Agreement are gross amounts and will be subject to taxes and lawful deductions, if any.

(g)      Capitalized terms used herein and not otherwise defined shall the meanings assigned to such terms in the Employment Agreement.

(h)      Executive is entering into this Agreement freely and voluntarily.  Executive has carefully read and understands all of the provisions of this Agreement.  Executive understands that it sets forth the entire agreement between Executive and the Company and Executive represents that no other statements, promises, or commitments of any kind, written or oral, have been made to Executive by the Company, or any of its agents, to cause Executive to accept it.  Executive acknowledges that he has been advised to consult legal counsel concerning this Agreement prior to signing this Agreement, and that he has had sufficient opportunity to do so.  Executive understands that he may have up to 21 days from the date he received this Agreement to consider this Agreement.  Executive understands that if he signs this Agreement, he will then have seven days to revoke it if he so chooses.  Executive may revoke this Agreement by delivering a written notice of revocation to Jonathan Stanner, Summit Hotel Properties, Inc., 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738.  However, if Executive elects to revoke this Agreement, Executive understands that he will not be entitled to the Consideration referenced in this Agreement.  Executive realizes this Agreement is not effective or enforceable until the seven-day period expires without revocation.  Executive understands that this Agreement will not become effective or enforceable until the eighth day after he signs this Agreement without revocation (the "Effective Date").  Executive understands that the Company will have no duty to provide him with the benefits or consideration described in this Agreement until after the Effective Date.

(i)      Sections 17, 18, 19 and 23 of the Employment Agreement are hereby incorporated into this Agreement, mutatis mutandis.

(j)      This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written below.

SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation

Date: February 28, 2022	By:	/s/ Jonathan Stanner
Jonathan Stanner
President & Chief Executive Officer

Date: February 28, 2022		/s/ Craig J. Aniszewski
Craig J. Aniszewski

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